NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Strategic Alliance with CGB Diversified Services
And the Related Sale of its Crop Insurance Company, Heartland

HAMILTON, Bermuda – July 25, 2016 -- Everest Re Group, Ltd. announced today that it has signed a Letter of Intent (LOI) for the sale of its U.S. crop insurance company, Heartland Crop Insurance, Inc., to CGB Diversified Services, Inc. (CGB DS).

Upon completion of the sale, Everest will enter into a strategic long term reinsurance relationship with CGB DS, to provide quota share reinsurance capacity on the combined crop insurance portfolio of the Diversified/Heartland companies. CGB Diversified Services, Inc. is one of the fastest growing crop insurance companies in the U.S., offering its crop insurance products and services to farmers across 38 states. With the acquisition of Heartland, CGB DS will grow its footprint and product set along with significantly increasing its market share in a number of key states.

This transaction is contingent upon all customary closing provisions, including the finalization of the Stock Purchase Agreement, and all required regulatory and Board approvals.

John Doucette, President and CEO of the Everest's Reinsurance Operation, commented, "We are excited to enter this strategic reinsurance partnership with CGB DS. They are a well-respected crop insurance operation in the U.S. with strong market penetration. This alliance provides Everest access to a much broader, more diversified, crop insurance portfolio."

Dom Addesso, President and CEO of Everest Re Group, further commented, "CGB DS presented us with a compelling strategic option. The opportunity to grow and diversify in the crop insurance business at a much more rapid pace and with economies of scale is an extremely attractive alternative."

"CGB Diversified Services could not be more pleased to welcome the Heartland family of employees, its agents and customers to CGB," said Ron Miiller, President.  "We look forward to collectively accomplishing many of the goals we share together. Our combined strength will make us a significant force in our industry in the years ahead."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors, that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

CGB Diversified Services, Inc. (CGB DS) is a wholly owned subsidiary of CGB Enterprises, Inc.  CGB DS is headquartered in Jacksonville, Illinois and is part of the Federal Crop Insurance system. CGB DS offers a wide range of services which includes crop insurance, risk management, and grain marketing expertise.

CGB Enterprises, Inc., headquartered in Mandeville, LA, is a diversified business with focus on the commodity and transportation sectors. CGB operates nearly 100 grain facilities in the United States. In addition, CGB has dedicated operations in stevedoring, logistical services, barge – rail - truck transportation, fertilizer, crop insurance, agri-finance, soybean processing, producer risk management, and other related businesses. For more information on CGB Enterprises, Inc., please visit www.cgb.com.

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